Exhibit 10.35

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SUPPLY AGREEMENT

TD-6424 Active Pharmaceutical Ingredient

BY AND BETWEEN
THERAVANCE, INC.,

SCINOPHARM TAIWAN, LTD.

AND

BIDDLE SAWYER PHARMA LLC

THIS AGREEMENT, with an effective date of May 10, 2002 (“Effective Date”) is made by and between ScinoPharm Taiwan, Ltd., a Taiwan corporation, having a principal place of business at No. 1, Nan-Ke 8th Road, Tainan Science-based Industrial Park, Shan-Hua Town, Tainan County 741, Taiwan, R.O.C. (“ScinoPharm”),  Biddle Sawyer Pharma LLC, having a principal place of business at 21 Penn Plaza, 360 West 31st Street, New York, NY 10001-2727 U.S.A. (“BSP”) and Theravance, Inc., a Delaware corporation, having a principal place of business at 901 Gateway Blvd., South San Francisco, CA 90480, U.S.A. (“Theravance”).

WHEREAS, ScinoPharm is in the business of synthesizing and manufacturing chemicals, intermediates and the active ingredients contained in pharmaceutical Products;

WHEREAS, BSP is ScinoPharm’s exclusive Distributor to Theravance and its Subcontractors;

WHEREAS, Theravance desires that ScinoPharm validate and manufacture TD-6424 using Theravance’s Technology and ScinoPharm’s process in developmental and commercial quantities exclusively for Theravance, and ScinoPharm is willing to validate the process of and manufacture TD-6424 for Theravance.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Theravance, ScinoPharm and BSP agree as follows:

1.                                      Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1                                 “Theravance Know-How” means all non-patented technical data, drawings, documentation and other information, including all improvements thereto, not included in Theravance Patent Rights, as defined below, relating to Product, including without limitation, process information relating to the preparation of Product such as reaction conditions and reagents, equipment, analytical procedures, and stability and storage conditions for Product, including improvements thereto, and information relating to the use or sale of Product, that is owned or licensed, with the right to sublicense, by Theravance as of the Effective Date or generated or acquired by Theravance during the term of this Agreement.

1.2                                 “Theravance Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned or licensed, with the right to sublicense, by Theravance claiming Product or methods of making Product, and under which ScinoPharm would need a license or sublicense to lawfully manufacture Product for Theravance under this Agreement.

1.3                                 “Subcontractors” means a party for which Theravance has designated as a further processor/manufacturer of finished dosage forms.

1.4                                 “Confidential Information” means all information disclosed pursuant to this Agreement in writing (or all information disclosed orally, visually and/or in another tangible form that is summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

(i)                                     is known to the recipient, as evidenced by its written records before receipt thereof from the disclosing Party;

(ii)                                  is disclosed to the recipient without restriction by a third person who has the right to make such disclosure;

(iii)                               is or becomes part of the public domain through no fault of the recipient; or

(iv)                              is independently developed (as evidenced by written records) by or for the recipient by individuals or entities who have not had access to Confidential Information.

1.5                                 “Party” means either Theravance, ScinoPharm or BSP.

1.6                                 “Product” means TD-6424 active pharmaceutical ingredient as specified by Theravance and which conforms to the Specifications set forth in Exhibit A.

1.7                                 “FDA” shall mean the United States Food and Drug Administration.

1.8                                 “cGMP” shall mean current Good Manufacturing Practices promulgated by the FDA in the United States, as amended from time to time (including the ICH Q7A API GMP guideline), and their equivalent promulgated by the governing health authority of any other country in which Product is manufactured and/or supplied by ScinoPharm under this Agreement.

1.9                                 “DMF” shall mean Theravance’s Drug Master File for manufacturing Product filed with the FDA in the United States, and the equivalent filing with the governing health authority of any other country.

1.10                           “NDA” shall mean a New Drug Application filed for Theravance’s formulated Product with the FDA, together with all amendments and supplements thereto, or any other Registrations filed for Theravance’s formulated Product.

1.11                           “Product Specifications” means the written specifications for Product set forth in Exhibit A as amended from time to time pursuant to Paragraph 7.1.

2.                                      Purchase and Sale of Product

During the term of this Agreement, ScinoPharm/BSP shall make and sell Product exclusively to Theravance and its Subcontractors.  During the term of this Agreement Theravance and its Subcontractors shall purchase from ScinoPharm/BSP, Product in such quantities indicated by Theravance on its purchase orders. Following expiration of this Agreement, ScinoPharm/BSP shall not make or sell Product.

3.                                      Price

3.1                                 The purchase price for exclusive development, regulatory registration and commercial production of Product shall be as set forth in Exhibit A:

3.2                                 If the Product Specifications are modified, and such modification increases or decreases ScinoPharm’s direct cost to manufacture Product, ScinoPharm/BSP shall submit to Theravance a revised price along with supporting documentation for pricing that reflects such cost increase or decrease and the adjusted price for Product shall be negotiated in good faith by the Parties.  If such modification results in the requirement to reprocess and/or retest otherwise acceptable Theravance Product made prior to adoption of the modified specification, such reprocessing is to be performed in compliance with the cGMP guideline, and additional direct costs incurred by ScinoPharm in such reprocessing and/or retesting shall be paid by Theravance upon submission by ScinoPharm of documentation of such costs.  Direct costs, for purposes of this Subparagraph 3.3, shall include materials, labor, waste disposal, testing, warehousing and process support.

3.3                                 If Theravance requests that ScinoPharm perform or the FDA or its foreign equivalent requires additional development work relating to Product, the costs, terms and conditions of such additional work shall be negotiated in good faith by the Parties.

3.4                                 Except as set forth on Exhibit A, Theravance shall pay ScinoPharm for its direct costs, pre-approved by Theravance, (i) in support of Theravance’s regulatory filings with respect to Product, and (ii) associated with any work requested by Theravance to produce and assemble documentation for Product registrations.

3.5                                 During the term of this Agreement, ScinoPharm agrees to provide assistance to Theravance in the preparation, submission and updating of the DMF for Product.  Such assistance shall include, but not be limited to, consultation with Theravance, promptly forwarding to Theravance all analytical, development, validation, manufacturing, environmental assessment and stability test methods, specifications, data, reports and other controlled documents relating to Product which Theravance specifies are needed for the submission and promptly providing updates of the above-mentioned data on a timely basis.

4.                                      Manufacturing Obligations

4.1                                 ScinoPharm shall manufacture and deliver to Theravance through BSP, batches of Product in such quantities of up to [*] at commercial scale as the Parties shall agree upon and at such times as Theravance may request.

4.2                                 Within [*] prior to the launch of Theravance’s formulated Product, Theravance shall provide ScinoPharm/BSP with an initial forecast (as set forth in Exhibit B) of purchases of Product for [*] following launch.  Such [*] forecast shall be updated at least once a quarter.  In case the ordered quarterly quantity increases over [*] against the forecasted quarterly quantity, the delivery date is to be negotiated between ScinoPharm and Theravance.  Forecasts are estimates only and firm purchase orders shall be placed by Theravance at least [*] prior to the delivery date set forth therein. ScinoPharm shall be deemed to have accepted any Theravance purchase order as a firm order unless it notifies Theravance in writing within [*] of receipt that it cannot accept the order.  ScinoPharm must accept any Theravance purchase order if the amount of Product requested is within ScinoPharm’s production capacity. All terms and conditions of Theravance’s purchase order shall apply.  In the event of a conflict between the purchase orders and this Agreement, the terms of this Agreement shall prevail.

4.3                                 Should Theravance’s requirements for Product increase during any given calendar year, ScinoPharm agrees to use its best efforts to increase Production up to its maximum annual capacity in order to satisfy Theravance’s increased demand for the Product upon the same terms and conditions as set forth in this Agreement and upon the same or better price terms as set forth in Exhibit A.

4.4                                 Either Party may cancel or modify without penalty any purchase orders for Product if the other Party does not materially comply with the terms of this Agreement; provided, however, the Party alleged to be in default shall have [*] to remedy such default after receiving written notice of the alleged default.

5.                                      Term and Termination

5.1                                 This Agreement shall commence on the Effective Date and, except as provided in Subparagraph 5.2, shall continue in effect until [*] after FDA approval of the

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Product for commercial use.  Thereafter, except as provided in Subparagraph 5.2, this Agreement may be renewed for successive [*] periods upon mutual written consent of the Parties.

5.2                                 Upon the occurrence of the following events, either Party may terminate this Agreement by giving the other Party [*] prior written notice:

(i)                                     Upon the bankruptcy or insolvency of the other Party; or

(ii)                                  Upon the material breach of any provision of this Agreement by the other Party if the breach is not remedied prior to the expiration of such [*] notice period.

5.3                                 Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including, but not limited to the obligation to pay money and the obligation of confidentiality and nonuse under Section 14, and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement.

5.4                                 Notwithstanding any other provision of this Agreement, ScinoPharm shall provide to Theravance at least [*] prior written notice if ScinoPharm decides to cease manufacturing Product and supplying Product to Theravance.  The [*] prior notice is required to allow sufficient time for Theravance to locate and qualify another manufacturer of Product.  During the [*] notice period, ScinoPharm/BSP shall continue to supply Product in response to Theravance purchase orders in order to meet Theravance’s Product requirements, or sell to Theravance a [*] supply of Product prior to ScinoPharm ceasing Production.

6.                                      Manufacture of Product

6.1                                 ScinoPharm shall manufacture Product in accordance with all applicable U.S. and other governmental regulations and in conformance with the DMF and the Product Specifications.  Product Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement (cost adjustment will be made per Paragraph 3.3).

6.2                                 Product shall be manufactured in compliance with all applicable governmental regulations and guidelines, including FDA’s cGMP regulations and guidelines, and the ICH Q7A API GMP guideline.

6.3                                 Each Party shall promptly advise the other of any safety or toxicity problem of which such Party becomes aware regarding the Product.

6.4                                 The Parties will enter into a Quality Agreement in the form attached hereto as Exhibit C.

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7.                                      Acceptance of Product

7.1                                 Theravance shall have a period of [*] from the date of receipt of Product and the certificate of analysis relating thereto to accept or reject any shipment of Product.  This [*] period may be extended for a reasonable period if additional time is required to investigate quality issues.  Failure to notify ScinoPharm in writing of rejections within the [*] period or any agreed upon extensions shall constitute an acceptance of the shipment and a waiver of all claims with respect to Product not conforming with Product Specifications, except as to latent defects which are not reasonably discoverable.

7.2                                 If within [*] after such notification the Parties cannot agree upon whether Product meets Product Specifications, the Parties shall conduct a joint investigation to determine whether Product meets such Specifications.  Such joint investigation may include, upon agreement by the Parties, the assistance of outside consultants.  If resolution cannot be reached, the Parties agree to send a sample of the Product in question to an independent testing laboratory suitable to both Parties.  The cost of this testing will be paid by the Party which was in error with respect to whether or not the Product meets specifications.

7.3                                 If Product must be returned by Theravance due to a failure of the Product to meet specifications, ScinoPharm/BSP shall (i) reimburse Theravance for the cost of all raw materials provided by Theravance, return transportation and insurance costs, and (ii) replace the rejected Product as soon as possible if replacement of Product is available, at no extra cost to Theravance; provided, however that if replacement Product is unavailable, ScinoPharm/BSP shall refund the purchase price of defective Product.

8.                                      Shipment and Delivery

8.1                                 ScinoPharm/BSP shall prepare the Product for shipment to Theravance’s facility or its Subcontractor’s facility at any other site approved by Theravance upon reasonable prior written notice to ScinoPharm/BSP, via common carrier selected by Theravance and in accordance with Theravance’s written shipment specifications set forth in Exhibit D hereto (“Shipment Specifications”).  ScinoPharm/BSP shall use its reasonable best efforts to coordinate shipment with the carrier to ensure Product arrives at the designated location.  ScinoPharm/BSP shall provide a certificate of analysis, which includes a statement of cGMP compliance to Theravance with each shipment of Product delivered under this Agreement.  Shipment terms are duty paid, delivered to the location of choice.  Title and risk of loss to Product shall transfer to Theravance at the time ScinoPharm/BSP delivers Product to the carrier.

8.2                                 Each delivery of Product shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of Theravance’s purchase order form or ScinoPharm/BSP’s acknowledgment or invoice form shall be applicable, except those specifying special shipping instructions and invoice information.

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9.                                      Invoice

BSP shall invoice Theravance upon delivery of Product to the carrier.  Theravance shall pay BSP net [*] from the date of its acceptance of the Product in accordance with Paragraph 7.1 in U.S. Dollars.

10.                               Warranties

10.1         ScinoPharm warrants to Theravance that Product delivered to Theravance or its designated agent pursuant to this Agreement shall conform to the Product Specifications and will be prepared for shipment according to Theravance’s Shipment Specifications.  Further, ScinoPharm warrants that Product shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938, as the same may be amended from time to time (the “Act”), and any regulations promulgated under the Act that are in force on the date hereof or are hereafter adopted or modified, or within the meaning of any applicable state or municipal law or law of any foreign country in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as such Act and such laws are constituted and effective at the time of delivery, and shall not be an article that may not, under the provisions of Sections 501, 502 or 505 of the Act, be introduced into interstate commerce.

10.2         Theravance warrants to ScinoPharm that to the best of its knowledge that ScinoPharm’s use as contemplated by this Agreement of Confidential Information provided by Theravance relating to the process for the manufacture and supply of Product does not infringe any patent or other proprietary right of any third party, that Theravance owns, controls or licenses all of the rights, title and interest in and to such Confidential Information provided by Theravance to ScinoPharm under this Agreement.

10.3         NO PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS, RESULTING FROM ANY BREACH OF THIS AGREEMENT.

11.                               Indemnification

11.1         Theravance shall defend, indemnify and hold ScinoPharm/BSP and their respective employees, directors, officers and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney’s fees) (“Liability”) resulting from any third party claims made or proceedings brought against ScinoPharm/BSP to the extent such Liability arises from (i) Theravance’s, or any agent or Affiliate of Theravance’s, negligence or willful act or omission in the testing, use, regulatory filing, manufacture, shipment, promotion, marketing, sale, distribution, packaging, labeling, handling, or storage of Product, Product and/or formulations containing Product; or

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(ii) Theravance or its Subcontractors’ material breach of this Agreement; and/or (iii) any infringement or breach of warranty set forth in Subparagraph 10.2.

11.2         ScinoPharm shall defend, indemnify and hold Theravance and its Subcontractors and their respective employees, directors, officers and agents harmless against any Liability resulting from any third party claims made or proceedings brought against Theravance to the extent that such Liability arises from (i) ScinoPharm’s negligence or willful act or omission in the manufacture, testing, labeling, handling and storage of Product; (ii) ScinoPharm’s material breach of this Agreement; or (iii) ScinoPharm’s breach of any warranty set forth in Subparagraph 10.1.

11.3         Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Subparagraphs in this Paragraph 11 and shall include sufficient information to enable the other party to assess the facts.  The indemnifying party will have full control of the defense of any such claim or proceeding; provided, however, that the indemnified party, at its expense, shall be entitled to be represented by its own counsel in any such claim or proceeding.  Each party shall cooperate fully with the other party in the defense of all such claims.  No settlement or compromise shall be binding on a party hereto without its prior written consent, which consent shall not be unreasonably upheld.

12.                               Proprietary Ownership of Technology and License Grants

12.1         Theravance shall own all proprietary rights to any ideas, discoveries, innovations and inventions (whether or not patentable) developed by ScinoPharm or Theravance during the term of this Agreement or any extension thereof and relating to the manufacturing process of Product, and may obtain patent, copyright and other proprietary protection relating to such ideas, innovations and inventions.  ScinoPharm shall disclose to Theravance or its nominee all ideas, inventions, discoveries or improvements to the process identified during the term of this Agreement.  At all times Theravance shall have the exclusive right to use any and all such ideas, discoveries, inventions and innovations in any way deemed necessary by it either directly or through agents or otherwise.  Further, ScinoPharm agrees to assist Theravance in the filing and prosecution of patent applications covering such ideas, discoveries, inventions or innovations which patent applications shall be filed in Theravance’s name.

12.2         Notwithstanding anything to the contrary in this Agreement, Theravance shall own all rights to Theravance Know-How, Theravance Confidential Information and Theravance Patent Rights that exist on the Effective Date and there shall be no restriction on their use by Theravance.

12.3         During the term of this Agreement and any extensions there of, Theravance hereby grants to ScinoPharm a royalty-free, worldwide, nonexclusive license, without the right to grant sublicenses, to satisfy ScinoPharm’s manufacturing obligations under this Agreement, to Theravance Confidential Information,

Theravance Know-How, Theravance Patent Rights and other proprietary rights reasonably necessary to make, sell and  supply Product to Theravance hereunder, but only for such purposes.

13.                               Product Recalls

Theravance and its Subcontractors shall promptly advise ScinoPharm/BSP of any recall of Product as the result of the action of a government agency, and the Parties shall take all appropriate corrective actions.  In the event of a Product recall due to defective manufacturing or packaging by ScinoPharm of Product, Theravance shall take all appropriate actions to recall such Product, and ScinoPharm shall bear the expenses of the recall.  ScinoPharm/BSP shall refund to Theravance the purchase price of the recalled Product paid by Theravance to BSP.  Theravance shall bear the expenses of any other recall.  For the purposes of this Agreement, expenses of recall include, without limitation, the expenses of notification and destruction or return of the recalled Product, but not the expense or service fees associated with Theravance’s representatives’ time which shall be borne by Theravance.

14.                               Confidential Information

Neither Party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other Party.  Except as provided in the following sentence, nothing contained in this Paragraph shall be construed to restrict the Parties from disclosing Confidential Information as is reasonably necessary to perform acts permitted by this Agreement, so long as they obtain the written agreement by any third party to whom such Information is disclosed to treat the Information as confidential in accordance with the confidentiality provisions of this Agreement.  However, if either Party is required or feels it necessary to disclose any Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any third party or governmental agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing party shall notify the Party owning such Confidential Information immediately, prior to any such disclosure, in order to enable the owning Party to protect its Confidential Information.  In any event, the disclosing Party shall make any disclosures of Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know.  The obligations of the parties relating to Confidential Information shall expire [*] after the Effective Date of this Agreement.

15.                               Force Majeure

Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay.  Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor

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disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; unavailability of raw materials; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

16.                               Notices

All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective parties:

If to ScinoPharm:	ScinoPharm Taiwan, Ltd.
No. 1, Nan-Ke 8th Road
Tainan Science Based Industrial Park
Shan-Hua Town, Tainan County 741
Taiwan, R.O.C.
Attn: [*]
Fax Number: [*]

If to BSP:	Biddle Sawyer Pharma LLC
21 Penn Plaza
360 West 31st Street
New York, NY 10001-2727
Attn: [*]
Fax Number: [*]

If to Theravance:	Theravance, Inc.
901 Gateway Blvd.
South San Francisco, CA 94080
Attn: [*]
Fax Number: [*]

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile.  A Party may change its address listed above by notice to the other Party.

17.                               Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective assigns and successors in interest.

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18.                               Applicable Law

This Agreement shall be construed, interpreted and governed by the laws of the State of California, U.S.A. except for choice of law rules.

19.                               Assignment

No Party shall assign this Agreement or any part thereof without the prior written consent of the other Parties; provided, however, that Theravance may assign this Agreement in whole or in part to an Affiliate without such prior consent so long as Theravance guarantees the performance of its Affiliates under this Agreement and further provided, that Theravance, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business or assets to which this Agreement pertains or in the event of its merger or consolidation with another company.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation that such Party then has hereunder.

20.                               Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

21.                               Severability

This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances.  If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

22.                               Waiver

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of any  Party hereto.  Failure by  any Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by any Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

23.                               Exhibits

All Exhibits referenced herein are hereby made a part of this Agreement.

24.                               Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but that together shall constitute one and the same instrument.

25.                               No Disclosure of Agreement

No Party shall disclose the existence of this Agreement or the provisions of this Agreement without the prior written approval of the other Parties, unless such disclosure is required by applicable law.  No party shall use the name of the other Parties in any publicity or advertising without the other Parties’ prior written consent.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the dates written below.

SCINOPHARM TAIWAN, LTD.		THERAVANCE, INC.

By:	/s/ Dr. Jo Shen	By:	/s/ Rick E Winningham

Name: Dr. Jo Shen		Name: Rick E Winningham

Title: President & CEO		Title: Chief Executive Officer

Date:	2002.05.16	Date:

BIDDLE SAWYER PHARMA LLC

By:	/s/ R.E. Chavkin

Name:	R.E. Chavkin

Title:	President

Date :	May 21, 2002